EXHIBIT 3.1

CEDAR REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

8 7/8% Series A Cumulative Redeemable Preferred Stock

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

Article I.       FIRST:  By Articles Supplementary filed with the Department on July 27, 2004 (the “July 2004 Articles Supplementary”), the Corporation classified and designated 2,350,000 shares of Preferred Stock (as defined in the Charter (defined below)) as shares of 8⅞% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such Series A Preferred Stock.  By Articles Supplementary filed with the Department on April 1, 2005 (the “April 2005 Articles Supplementary”), the Corporation classified and designated an additional 1,200,000 shares of Preferred Stock as Series A Preferred Stock, forming a single series with and having the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as the Series A Preferred Stock established pursuant to the July 2004 Articles Supplementary.  By Articles Supplementary filed with the Department on August 19, 2010  (the “August 2010  Articles Supplementary”), the Corporation classified and designated an additional 2,850,000 shares of Preferred Stock as Series A Preferred Stock, forming a single series with and having the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of stock as the Series A Preferred Stock established pursuant to the July 2004 Articles Supplementary and the April 2005 Articles Supplementary.  The Corporation, from time to time prior to the date hereof, has redeemed or repurchased an aggregate of 4,990,000 shares of Series A Preferred Stock (the “Redeemed Preferred Stock”).

Article II.     SECOND:  Under a power contained in Article IV of the Articles of Incorporation of the Corporation, as amended and supplemented (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), has determined to reduce the number of outstanding shares of Series A Preferred Stock by the number of Redeemed Preferred Stock and to return such Redeemed Preferred Stock to the category of authorized but unissued Preferred Stock.  Upon any restatement of the Charter, Section 1 of this Article SECOND shall become part of Article IV of the Charter, with such changes in enumeration as are necessary to complete such restatement.

Section 1.  Number, Preferences and Other Rights.  As the result of the Redeemed Preferred Stock, the  number of authorized shares of  Series A Preferred Stock shall be reduced from 6,400,000 shares to 1,410,000 shares.

THIRD:  The shares of Series A Preferred Stock have been reduced by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed on its behalf by its President and attested to by its Secretary on this 19th day of November, 2012.

ATTEST:	CEDAR REALTY TRUST, INC.

/s/ Stuart H. Widowski	/s/ Bruce J. Schanzer
Stuart H. Widowski, Secretary	Bruce J. Schanzer, President